SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(D) of the
Securities Exchange Act of 1934

July 15, 2006
(Date of earliest event reported)

BALL CORPORATION
(Exact name of Registrant as specified in its charter)

Indiana	1-7349	35-0160610
(State of	(Commission	(IRS Employer
Incorporation)	File No.)	Identification No.)

10 Longs Peak Drive, P.O. Box 5000, Broomfield, CO 80021-2510
(Address of principal executive offices, including ZIP Code)

(303) 469-3131
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Ball Corporation
Current Report on Form 8-K
Dated July 19, 2006

Item 1.01. Entry Into a Material Definitive Agreement
Item 8.01. Other Events

On June 16, 2006, the Board of Directors (the “Board”) of Ball Corporation (the “Company”) approved the following actions. All of the actions approved by the Board were authorized to be implemented in the discretion of the officers of the Company at such time during July 2006 as the officers of the Company may determine and, if and when so implemented by said officers, deemed for accounting purposes to have been implemented during the Company’s second fiscal quarter of 2006. On July 15, 2006, pursuant to the authority granted by the Board, the Company advised the Company’s employees of various changes to certain Company pension plans, as described below.

The Company has established and maintains the Ball Corporation Pension Plan As It Applies To Certain Salaried Employees of Ball Aerospace & Technologies Corp. and the Ball Corporation Pension Plan for Salaried Employees of the participating employers (collectively, the “Plans”).  The Board approved certain amendments to the Plans, which are summarized below:

Amendment of the “Normal Retirement Pension” in Section 5.1 of each of the Plans, effective January 1, 2007. The amendment provides that a Member who becomes eligible for a Normal Retirement Pension shall be entitled to an Accrued Pension Benefit payable as of his or her Normal Retirement Date equal to the sum of: (1) his or her Accrued Pension Benefit as of December 31, 2006, determined under the provisions of the Plan then in effect; and (2) a monthly benefit determined to be the actuarial equivalent annuity value of a lump sum amount payable as of the Member’s Normal Retirement Date equal to the sum of the following amounts computed separately for each Plan Year (the “calendar year”):

●  11.5% of the Member’s Salary (as such term is defined in the Plan) for each calendar year beginning January 1, 2007, for which the Member has less than eleven (11) years of Benefit Service, determined as of the last day of the prior calendar year, plus

●  13.0% of the Member’s Salary for each calendar year beginning January 1, 2007, for which the Member has eleven (11) or more years but less than twenty-one (21) years of Benefit Service, determined as of the last day of the prior calendar year, plus

●  15.0% of the Member’s Salary for each calendar year beginning January 1, 2007, for which the Member has twenty-one (21) or more years of Benefit Service, determined as of the last day of the prior calendar year, plus

●  5.0% of the Member’s Salary in excess of 50% of the Social Security Wage Base for each calendar year beginning January 1, 2007;

provided that, such lump sum amount shall be subject to the limitations of Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”).

The Board also approved amending the Plans effective January 1, 2007, to add a total lump-sum distribution as an option under Section 6.3 - “Optional Forms of Pension Payments” - of each of the Plans, provided that the lump sum option shall not be available to Members who terminate employment prior to January 1, 2007.

The Board further approved amending the Plans effective January 1, 2007, to provide that if payment of the lump sum amount earned from and after January 1, 2007 occurs prior to age sixty-five (65), the lump sum value as of age sixty-five (65) shall be reduced by five percent (5%) per year compounded annually for each year prior to age sixty-five (65) that such distribution is made.

The Board approved amending the Plans, effective January 1, 2007, to provide that the actuarial equivalent annuity value of the lump sum amount earned from and after January 1, 2007 shall be determined based on the lump sum value as of the annuity starting date; provided that, if the annuity starting date is prior to age sixty-five (65), the lump sum value as of age sixty-five (65) shall be reduced by five percent (5%) per year compounded annually for each year prior to age sixty-five (65) that the annuity begins.

The Board also approved amending the Plans to provide that a Member’s Accrued Pension Benefit shall not be less than the Member’s Accrued Pension Benefit as of December 31, 2006, and that rights and features of the Plans, with respect to the Member’s Accrued Pension Benefit as of December 31, 2006, shall be protected.

The Company has also established and maintains the Ball Corporation Salary Conversion and Employee Stock Ownership Plan (the “401(k) Plan”). The Board has approved the following amendment to the 401(k) Plan.

The Board approved the amendment, effective January 1, 2007, of Section 3.2(a) of the 401(k) Plan - “Matching Contributions” - only with respect to the non-Ball Aerospace & Technologies Corp. Salaried Employees who are covered by Supplement 1 and the Employees of Ball Aerospace & Technologies Corp. who are covered by Supplement 2 (collectively, the “Affected Employees”) to provide that, effective January 1, 2007, the Company shall make a Matching Contribution each payroll period on behalf of each Affected Employee who is an Active Member in an amount equal to the sum of (1) one hundred percent (100%) of such Active Member’s Salary Conversion Contributions each payroll period up to three percent (3%) of his 401(k) Eligible Earnings and (2) fifty percent (50%) of such Active Member’s Salary Conversion Contributions each payroll period between percentages that exceed three percent (3%) of his 401(k) Eligible Earnings but do not exceed five percent (5%) of his 401(k) Eligible Earnings.

The specifics of the changes summarized above are set out in the formal amendments to each of the Plans.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALL CORPORATION
(Registrant)

By:  /s/ Raymond J. Seabrook
        Name:  Raymond J. Seabrook
    Title:  Executive Vice President and Chief Financial Officer

Date:  July 19, 2006